Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of AB International Group, Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 7, 2014 on the balance sheet of AB International Group, Corp. as of August 31, 2014 and 2013 and the related statements of operations, changes in stockholder’ s equity and cash flows for the years ended August 31, 2014 and 2013, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

October 7, 2014

Cutler & Co. LLC